                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                        Registration Statement No. 333-108839-02

               STANDARD QUESTIONS FOR CMBS DEALS FROM FREDDIE MAC

Deal Name: BSCMSI 2005 - PWR10

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                                  % of Cut-off Date                           Cut-off Date LTV       LTV Ratio at
                                       Balance              U/W DSCR               Ratio               Maturity
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Whole Deal                             100.0%                1.61x                 68.3%                 59.5%
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Top Ten Only                            40.2%                1.65x                 65.6%                 60.2%
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Non-Top Ten                             59.8%                1.58x                 70.1%                 59.0%
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Investment Grade                        9.2%                 2.29x                 47.0%                 40.0%
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Non-Investment Grade                    90.8%                1.54x                 70.5%                 61.5%
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Multifamily Tranche                     11.6%                1.65x                 67.4%                 58.0%
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Which, if any, loans allow future secured or unsecured debt? If any of those loans are in the proposed tranche, then what are the terms under which future debt is allowed and how much is available?

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Loan Name                              Loan Group   Debt Type                                         Cut-off Balance   % of Pool
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Oak Park Mall                          1            Future Unsecured Debt Permitted                   275,700,000           10.5%
World Market Center                    1            Future Mezz Permitted                             225,000,000            8.5%
Oasis Net Leased Portfolio             1            Future Mezz Permitted                             120,000,000            4.6%
The Westin Copley Place                1            Pari-Passu Piece/Future Mezz Permitted            105,000,000            4.0%
Crocker Park                           1            Mezz In Place/Future Mezz Permitted               100,000,000            3.8%
The Promenade - AZ                     1            Mezz In Place                                     59,896,217             2.3%
Muirwood Apartments                    2            In Place B-Note/Future Secured Debt Permitted     45,000,000             1.7%
Skylight Tower                         1            In Place Secured Debt                             30,500,000             1.2%
State Street Commons Phase II          1            Future Secured Debt Permitted                     21,117,150             0.8%
49 East 52nd Street                    1            Future Mezz Permitted                             21,000,000             0.8%
Tennant Station                        1            Future Secured Debt Permitted                     15,000,000             0.6%
Meridian at Indian Trail               2            Mezz In Place                                     12,850,000             0.5%
Greentec IV                            1            Mezz In Place                                     9,950,000              0.4%
Plaza District Apartments              2            Future Mezz Permitted                             7,200,000              0.3%
Shoppes at Harpeth Village             1            Future Mezz Permitted                             6,243,133              0.2%
Access Self Storage - Bernardsville    1            Unsecured Debt Permitted                          6,190,062              0.2%
Chapanoke Square                       1            In Place B-Note                                   5,970,372              0.2%
Park Square Court Building             1            Future Mezz Permitted                             5,454,407              0.2%
Collegian Court                        2            Mezz In Place/Future Mezz Permitted               5,094,215              0.2%
Price Chopper - Morrisville            1            Unsecured Debt Permitted                          4,784,621              0.2%
Price Chopper - St. Johnsbury          1            Unsecured Debt Permitted                          4,625,134              0.2%
Walgreens - Schererville               1            Future Mezz Permitted                             4,445,229              0.2%
Woodlake Boulevard Plaza               1            Future Secured Debt Permitted                     4,400,000              0.2%
The Enclave at Kennedy Ridge           1            Unsecured Debt In Place                           3,991,293              0.2%
Pinetree Plaza                         1            Unsecured Debt Permitted                          2,340,056              0.1%
Rushville Plaza                        1            In Place Secured Debt                             2,175,000              0.1%
West Place Two Retail Center           1            Future Secured Debt Permitted                     1,550,000              0.1%
3030 Olcott Street                     1            Future Mezz Permitted                             1,297,278              0.0%
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For specific details on each loan, please see the prospectus supplement pages
S-107 to S-115

STATEMENT REGARDING FREE WRITING PROSPECTUS
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents
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the depositor, any underwriter or any dealer participating in the offering will
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This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The
Information in this free writing prospectus is preliminary and is subject to completion or change. The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.